Exhibit 10.5

STW RESOURCES HOLDING CORP.
RESCISSION AGREEMENT WITH BLACK PEARL ENTERPRISES, LLC
REGARDING BLACK WOLF ENTERPRISES, LLC

DATE:                   Effective October 14, 2013

PARTIES:	STW Resources Holding Corp., a corporation created under the laws of the state of Nevada (“STW” or the “Rescinding Party”); and

Black Pearl Enterprises, LLC, a limited liability company created under the laws of the state of Texas, (“Black Pearl”)

STW and Black Pearl hereby enter into this “STW Resources Holding Corp. Rescission Agreement with Black Pearl Enterprises, LLC Regarding Black Wolf Enterprises, LLC” (the “Agreement”)

RECITALS:

A.
STW and Black Pearl are currently members of Black Wolf Enterprises, LLC, a Texas limited liability company (“Black Wolf”), with STW owning a 10% limited liability company member ownership interest (the “Returned LLC Ownership”), Black Pearl owning a 40% limited liability company member ownership interest, and Lone Wolf Resources, LLC, a Texas limited liability company (“Lone Wolf”) owning re remaining 50% limited liability company member ownership interest.  Black Wolf operates under an Operating Agreement dated December 31, 2012 (the “operating agreement”).

B.
STW originally acquired its Returned LLC Ownership Interest from Black Pearl, pursuant to an Equity Exchange Agreement between STW and Black Pearl, dated January 8, 2013 (the “Exchange Agreement”), in return for STW’s promise to transfer 7,000,000 shares of STW’s restricted common stock to Black Pearl.

C.	Lone Wolf has given Black Wolf (and STW and Black Pearl) notice of its intent to withdraw as a member of Black Wolf.

D.	Black Wolf has ceased all ongoing business operations, other than wrapping up previously conducted business, thereby rendering the business purpose of the Exchange Agreement virtually worthless.

E.
The 7,000,000 STW common stock shares were reserved, but never issued to Black Pearl, and STW and Black Pearl mutually desire to rescind the Exchange Agreement, thereby restoring to Black Pearl STW’s Returned LLC Ownership Interest.

AGREEMENTS:

1.           Termination of Interest

1.1           Withdrawal and Restoration of Returned LLC Ownership Interest. The Rescinding Party withdraws as a member of Black Wolf and returns or otherwise completely restores to Black Pearl the Returned LLC Ownership Interest.

1.2           Assignment and Acceptance. The Rescinding Party assigns and transfers to Black Pearl all of the Rescinding Party’s interest as a member of Black Wolf represented by the Returned LLC Ownership Interest, including all rights in the profits and capital of Black Wolf.  Black Pearl accepts the assignment and transfer.

2.           Purchase Price and Payment.  There will be no monetary or other consideration paid by Black Pearl to the Rescinding Party other than Black Pearl’s indemnification obligations to the Rescinding Party contained in this Agreement.

3.	Tax Treatment

Capital was not a material income-producing factor for Black Wolf and the Rescinding Party was a general partner within the meaning of IRC §736(b)(3)(B). None of the consideration flowing from Black Pearl to the Rescinding Party constitutes any form of a guaranteed payment to the Rescinding Party under IRC §736(a). Any and all distributions that may be paid by Black Wolf or any loss pass-through items otherwise accruing to the benefit of the Rescinding Party will be considered to be for the benefit of Black Pearl, regardless of when accrued, paid or realized.

4.           Releases and Indemnification

4.1           Claims. For purposes of this section, “claims” means all indebtedness, liabilities, and obligations, however arising, whether now existing or arising in the future, due or not due, absolute or contingent, liquidated or unliquidated, excepting only obligations created by this Agreement.

4.2           Mutual Releases. The Rescinding Party releases and discharges Black Pearl from all claims, and Black Pearl releases and discharges the Rescinding Party from all claims.

4.3           Indemnification of Rescinding Party. Black Pearl agrees to indemnify and hold harmless the Rescinding Party against and in respect of all claims related to Black Wolf, including those personally guaranteed by the Rescinding Party.

4.4           Indemnification of Black Wolf and Other Members. The Rescinding Party agrees to indemnify and hold harmless Black Pearl against and in respect of all claims resulting from any action taken or failure to act by the Rescinding Party in violation of the operating agreement that has not been reported to Black Wolf prior to the signing of this Agreement.

4.5           Income Taxes. Black Pearl shall be responsible for all liabilities and benefits, if any, related to the Rescinding Party’s Returned LLC Ownership Interest.

5.           Representations and Warranties of Rescinding Party

The Rescinding Party makes the following representations and warranties to Black Pearl:

5.1           Organization. The Rescinding Party is a corporation duly organized, validly existing, and in good standing under the laws of the state of Nevada, with all corporate powers necessary to own its assets and property and to carry on its business as now owned and conducted.

5.2           Authority and Binding Effect. The Rescinding Party has full corporate power and authority to sign and deliver this Agreement and to make the transfer provided in this Agreement, and the signing and delivery of this Agreement have been duly authorized and approved by its board of directors. This Agreement will, when signed on behalf of the Rescinding Party, be a valid and binding obligation of the Rescinding Party enforceable in accordance with its terms.

5.3           Ownership and Right to Transfer. The Rescinding Party is the sole owner of the Returned LLC Ownership Interest in Black Wolf being transferred under this Agreement, free and clear of any and all liens or encumbrances and has a good right to transfer the interest to Black Pearl.

5.4           Accounting. The Rescinding Party has rendered to Black Pearl a full accounting of all things relating to Black Wolf for the period up to the date of this Agreement.

6.           Representations and Warranties of Black Pearl

Black Pearl and the other members make the following representations and warranties to the Rescinding Party:

6.1           Creation. Black Pearl is a limited liability company duly created, validly existing, and in good standing under the laws of the state of Texas, with all powers necessary to own its assets and property and to carry on its business as now owned and conducted.

6.2           Authority and Binding Effect. Black Pearl has full power and authority to sign and deliver this Agreement and to make the purchase provided in this Agreement. This Agreement will, when signed and delivered, be a valid and binding obligation of Black Pearl enforceable in accordance with its terms.

6.3           Acceptance of Returned LLC Ownership Interest. Black Pearl’s acceptance of the return of the Rescinding Party’s Returned LLC Ownership Interest in Black Wolf will not result in or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach, or violation of the operating agreement or any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which Black Pearl is a party or is bound.

6.4           Accounting. Black Pearl and STW are in possession of a full accounting of all things relating to Black Wolf for the period up to the date of this Agreement.

7.           Continuation of Black Wolf

Black Wolf will not dissolve as a result of the Rescinding Party’s withdrawal and transfer of tis Returned LLC Ownership Interest to Black Pearl, and Black Wolfs business may continue to be carried on by the other members, until such time as Lone Wolf completes its withdrawal from Black Wolf and the remaining members wrap up the affairs of Black Wolf and dissolve the company.  The other members have the exclusive right to use Black Wolf’s name.

8.           Miscellaneous Provisions

8.1           Binding Effect. The provisions of this Agreement are binding on and will inure to the benefit of the heirs, personal representatives, successors, and assigns of the parties.

8.2           Notice. Any notice or other communication required or permitted to be given under this Agreement must be in writing and must be personally delivered or mailed by certified mail, return receipt requested, with postage prepaid addressed to the parties at the following addresses:

Black Pearl:
Black Pearl Energy, LLC
619 West Texas Avenue, Ste. 126
Midland, Texas  79701

Rescinding Party:
STW Resources Holding Corp.
619 West Texas Avenue, Ste. 126
Midland, Texas  79701
All mailed notices and other communications will be deemed to be given at the expiration of three days after the date of mailing unless the addressee acknowledges receipt prior to that time. The address of a party to which notices or other communications are to be mailed may be changed from time to time by written notice to the other parties.

8.3           Litigation Expense. If any legal proceeding is commenced for the purpose of interpreting or enforcing any provision of this Agreement, including any proceeding in the United States Bankruptcy Court, the prevailing party is entitled to recover a reasonable attorneys’ fee in the proceeding, or any appeal thereof, to be set by the court without the necessity of hearing testimony or receiving evidence, in addition to the costs and disbursements allowed by law.

8.4           Governing Law. The validity and interpretation of this Agreement will be governed by the law of the state of Texas.

8.5           Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to its subject matter, and it supersedes all prior and contemporaneous agreements, representations, and understandings of the parties, including, but not limited to the current Operating Agreement of Black Wolf. No supplement, modification, or amendment of this Agreement will be binding unless executed in writing by all parties.

8.6           Counsel. This Agreement has been drafted by D. Grant Seabolt, Jr. (the “attorney”), who represents Black Wolf and STW in connection with this matter. Both the Rescinding Party and Black Wolf acknowledges that it understands that: (a) the attorney cannot represent all parties in connection with this matter, without both parties waiver of the conflict and consent to the mutual representation; (b) the executive officers of Black Pearl and STW have waived the conflict and consented to the mutual representation; and (c) the Black Wolf and STW has been advised by the attorney that they should each retain their own attorney in connection with this matter, and ave done so or knowingly declined to do so.

8.7           Authority. Each individual executing this Agreement on behalf of a limited liability company, corporation, or other entity warrants that he or she is authorized to do so and that this Agreement constitutes the legally binding obligation of the corporation or other entity that the individual represents.

RESCINDING PARTY:
STW RESOURCES OLDING CORP.

By: __________________________
Paul DiFrancesco, Board Member
(Independent Signatory)

BLACK PEARL ENTERPRISES, LLC

By: __________________________
Audry Lee Maddox, its COO